Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated August 25, 2005, relating to the financial statements and financial highlights which appear in the June 30, 2005 Annual Reports to Shareholders of the NACM International Fund and NFJ Large-Cap Value Fund (each a fund of the Allianz Funds) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

Kansas City, Missouri

January 9, 2006